Exhibit 5.1

August 14, 2020

Resonant Inc.
175 Cremona Drive, Suite 200
Goleta, CA 93117

Ladies and Gentlemen:

We have acted as counsel to Resonant Inc., a Delaware corporation (the “Company”) in connection with the offering by the Company of shares of the Company’s common stock, par value $0.001 per share, with an aggregate offering price of up to $25,000,000 (the “Shares”), pursuant to (i) a Registration Statement on Form S-3 (File No. 333-228353) (the “Shelf Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), (ii) the prospectus included within the Registration Statement (the “Base Prospectus”), (iii) a Registration Statement on Form S-3 (File No. 333-246336) (the “462(b) Registration Statement” and, together with the Shelf Registration Statement, the “Registration Statements”) filed with the Commission pursuant to Rule 462(b) of the Rules and Regulations of the Securities Act (which 462(b) Registration Statement incorporates by reference the Shelf Registration Statement, including the Base Prospectus), and (iv) the prospectus supplement dated August 14, 2020, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Securities Act (together with the Base Prospectus, the “Prospectus”).

The Shares are to be sold by the Company as described in the Prospectus and in accordance with the At-The-Market Equity Offering Sales Agreement, dated August 14, 2020, between the Company and Stifel, Nicolaus & Company, Incorporated (the “Sales Agreement”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statements and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect, (c) the Sales Agreement, and (d) the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not independently sought to verify such matters.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

We have assumed (i) that the specific sale of Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) that no more than 25,000,000 Shares will be sold.

15260 Ventura Boulevard, 20th Floor * Sherman Oaks, California 91403 office > 818.444.4500 * fax > 818.444.4520	1453 3rd Street Promenade, Suite 300 * Santa Monica, California 90401 office > 310.746.9800 * fax > 310.395.5292

Resonant Inc. August 14, 2020 Page 2

Our opinion herein is expressed solely with respect to the federal laws of the United States and the DGCL. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Sales Agreement, the Shares will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect and may not be used, quoted or relied upon for any other purpose nor may this opinion be furnished to, quoted to or relied upon by any other person or entity, for any purpose, without our prior written consent.

We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issue and sale of the Shares and to the use of our name in the Prospectus under the caption “Legal Matters.”

Sincerely,

/s/ Stubbs Alderton & Markiles, LLP

Stubbs Alderton & Markiles, LLP